Exhibit 21
WGL HOLDINGS, INC.
Subsidiaries of the above registrant as of September 30, 2007

	Percent of
	Voting
Subsidiary Relationship Denoted by	Securities
Indentation	Owned	State of Incorporation

WGL Holdings, Inc. (Parent)		Virginia
Washington Gas Light Company	100%	Virginia and the District of Columbia
Hampshire Gas Company	100%	West Virginia
Crab Run Gas Company	100%	Virginia
Washington Gas Resources Corp.	100%	Delaware
Washington Gas Credit Corporation	100%	Delaware
Washington Gas Energy Services, Inc.	100%	Delaware
Washington Gas Energy Systems, Inc.	100%	Delaware